MMI PRODUCTS, INC. REPORTS THIRD QUARTER 2003 EARNINGS

HOUSTON, TX, November 3, 2003 - MMI Products, Inc. ("MMI"), a leading manufacturer and distributor of products used in the commercial, infrastructure, and residential construction industries, today reported net sales of $139.8 million in the third quarter of 2003. Net sales were $7.2 million or 5% greater than the third quarter of 2002. Both the company's Fence and Concrete Construction Products segments contributed to the increase in net sales. The Fence segment benefited from a catch up in activity related to the very poor weather in the first half of 2003 and from an increased market presence in certain key product categories. The increase in Concrete Construction Products sales reflected both gains in market position and the introduction of new state of the art welding lines in Jacksonville, Florida and St. Joseph, Missouri. For the nine month period ended September 27, 2003, net sales were $372.4 million, 6% or $24.8 million less than in the comparable period of 2002.

Income before interest and income taxes for the third quarter ended September 27, 2003 was $8.3 million and included approximately $900,000 in restructuring charges, mostly expenses associated with moving inventory and equipment out of certain shutdown production facilities. Net income for the period was $925,000. In the third quarter of 2002, income before interest and income taxes was $2.5 million, with approximately $5.4 in restructuring and impairment charges associated with the shutdown of certain production facilities. A net loss of $2.5 million was incurred in the third quarter of 2002.

For the nine month period ended September 27, 2003, income before interest and income taxes was $12.9 million as compared to $23.8 million in the first nine months of 2002. Year to date, results still reflect the very poor market conditions of the first six months of the year, the impact of escalating raw material costs, primarily steel rod, as well as higher energy costs and the impact of difficult competitive conditions on net selling prices. For the nine month period ended September 27, 2003, a net loss of $5.2 million was incurred as compared to a net income of $2.9 million in the first nine months of 2002.

MMI's excess availability under its revolving credit agreement averaged over $38 million during the third quarter. Since the October semi-annual payment of interest to holders of MMI's senior subordinated notes, excess availability has not fallen below $30 million.

MMI's president and CEO, John Piecuch, stated:

This quarter's results verify MMI's position as a market leader. Despite a market environment that remains difficult, MMI increased its third quarter sales as compared to the comparable 2002 period in both the Fence and Concrete Construction Products segments. Very little of this increase was due to price. Instead, we are benefiting from our initiatives to improve our market positions in certain key product lines in both segments. As well, our geographic coverage has been expanded through the acquisition of SRP, the introduction of the new welding lines and the start-up, in the third quarter, of new concrete accessories distribution centers in New England and the Pacific Northwest.

Our initiatives to aggressively pursue all avenues of cost reduction are paying off and must continue to do so as raw material costs, most notably steel rod, continue to escalate. Capacity utilization has been enhanced through the shutdown of certain facilities and the introduction of new production and manufacturing support systems. Unfortunately, we encountered some significant issues associated with the utilization of certain offshore steel rod during the quarter; otherwise, our results could have been measurably better. Importantly, pressure on our selling prices has been offset, to some extent, by the improvements in our purchasing practices, which have enabled us to benefit across all our product lines.

We will further discuss the status of our business in a conference call on Thursday, November 6, 2003 at 11:00 a.m. EST, 8:00 a.m. PST.

MMI PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

Three Months Ended			Nine Months Ended
	(In millions)
	September	September	September	September
	27, 2003	28, 2002	27, 2003	28, 2002
Net sales	$ 139.8	$ 132.6	$ 372.4	$ 397.2
Cost of sales	118.4	112.1	318.3	331.4
Gross profit	21.4	20.5	54.1	65.8
Selling, general and administrative expenses	12.1	12.1	38.4	36.1
Other expense	1.0	5.9	2.8	5.9
Income before interest and income taxes	8.3	2.5	12.9	23.8
Interest expense	7.2	6.4	20.8	19.0
Income (loss) before income taxes	1.1	(3.9)	(7.9)	4.8
Provision (benefit) for income taxes	0.2	(1.4)	(2.7)	1.9
Net income (loss)	$ 0.9	$ (2.5)	$ (5.2)	$ 2.9
Depreciation and amortization	$ 3.0	$ 2.9	$ 8.9	$ 8.8

SEGMENT REPORTING

	Three Months Ended		Nine Months Ended
(In millions)
	September	September	September	September
	27, 2003	28, 2002	27, 2003	28, 2002
Net sales:
Fence	$ 81.7	$ 77.6	$ 213.4	$ 227.8
Concrete Construction Products	58.1	55.0	159.0	169.4
Total	$ 139.8	$ 132.6	$ 372.4	$ 397.2

Gross profit:
Fence	$ 11.7	$ 10.8	$ 27.7	$ 35.5
Concrete Construction Products	9.7	9.7	26.4	30.3
Total	$ 21.4	$ 20.5	$ 54.1	$ 65.8

Income before interest and income taxes:
Fence	$ 4.2	$ 2.1	$ 4.8	$ 12.2
Concrete Construction Products	4.1	0.4	8.1	11.6
Total	$ 8.3	$ 2.5	$ 12.9	$ 23.8

Depreciation and amortization:
Fence	$ 0.9	$ 1.0	$ 2.9	$ 3.2
Concrete Construction Products	2.1	1.9	6.0	5.6
Total	$ 3.0	$ 2.9	$ 8.9	$ 8.8

Statements made in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions ("Factors") which are difficult to predict. Some of the Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the cyclical nature of the Company's business; national and regional economic conditions in the U.S.; seasonality of the Company's operations; levels of construction spending in major markets; supply/demand structure of the industry; competition from new or existing competitors; unfavorable weather conditions during peak construction periods; changes in and implementation of environmental and other governmental regulations; our ability to successfully identify, complete and efficiently integrate acquisitions; our ability to successfully penetrate new markets; and other Factors disclosed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. In general, the Company is subject to the risks and uncertainties of the construction industry and of doing business in the U.S. The forward-looking statements are made as of this date and the Company undertakes no obligation to update them, whether as a result of new information, future events or otherwise.

This press release should be read in conjunction with MMI's annual financial statements for the fiscal year ended December 28, 2002 included in the Form 10-K filed with the Securities and Exchange Commission on March 28, 2003.

Privately owned MMI manufactures chain link and ornamental iron fence and concrete reinforcing welded wire mesh and accessories. MMI distributes a complete line of fence products and concrete accessories through its U.S. based service centers.

Questions regarding this press release should be directed to Robert N. Tenczar, Chief Financial Officer at (281) 876-0080.